Exhibit 1

Joint Filing Agreement

          The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Common Stock, par value $0.01 per share, of Acusphere, Inc., is being filed jointly with the Security and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, on behalf of each such person.

February 12, 2004

THOMAS WEISEL PARTNERS GROUP LLC

By:	/s/ Robert West

Name: Robert West
Title: C.F.O.

THOMAS WEISEL CAPITAL PARTNERS LLC

By:	Thomas Weisel Partners Group LLC, its
managing member

By:	/s/ Robert West

Name: Robert West
Title: C.F.O.

THOMAS WEISEL CAPITAL PARTNERS L.P.

By:	Thomas Weisel Capital Partners LLC, its general partner
By:	Thomas Weisel Partners Group LLC, its managing member

/s/ Robert West

Name: Robert West
Title: C.F.O.

Dated: February 12, 2004